As filed with the Securities and Exchange Commission on July 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DBV TECHNOLOGIES S.A.

(Exact name of registrant as specified in its charter)

France	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

DBV Technologies S.A. Green Square-Bâtiment D

80/84 rue des Meuniers

92220 Bagneux France

+33 1 55 42 78 78

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, New York 10011

(212) 894-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc Recht, Esq. Divakar Gupta, Esq. Richard Segal, Esq. Cooley LLP 500 Boylston Street Boston, MA 02116 (617) 937-2300	Emmanuelle Trombe Bertrand Delafaye McDermott Will & Emery AARPI 23 Rue de l’Université 75007 Paris, France +33 1 81 69 15 37	Philippe D’Hoir D’Hoir, Beaufre & Associés 22, rue Clément Marot 75008 Paris, France +33 1 53 23 80 85	Stuart Cable, Esq. Edwin O’Connor, Esq. Seo Salimi, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000	Karen Noël Arnaud Duhamel Gide Loyrette Nouel A.A.R.P.I. 22, cours Albert ler 75008 Paris, France +33 1 40 75 36 25

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ (File No. 333-205474)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☒	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee
Ordinary Shares, €0.10 nominal value per share(4)	$37,536,000	$4,362

(1)	In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form F-1, as amended (File No. 333-205474), is hereby registered.
(2)	Includes ordinary shares represented by American Depositary Shares, or ADSs, which the underwriters have the option to purchase.
(3)	Based on public offering price of $34.00 per ADS.
(4)	Each ADS represents one-half of one ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-199231).

This registration statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional ordinary shares, €0.10 nominal value per share, of DBV Technologies S.A. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form F-1, as amended (File No. 333-205474) (the “Prior Registration Statement”), which the Commission declared effective on July 14, 2015.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bagneux, France on the 14th day of July, 2015.

DBV TECHNOLOGIES S.A.

/s/ Dr. Pierre-Henri Benhamou
Dr. Pierre-Henri Benhamou
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated on July 14, 2015.

Signature	Title

/s/ Dr. Pierre-Henri Benhamou Dr. Pierre-Henri Benhamou	Chief Executive Officer, Chairman and Co-Founder (Principal Executive Officer)

/s/ David Schilansky David Schilansky	Chief Operating Officer (Principal Financial and Accounting Officer)

Dr. Torbjörn Bjerke	Director

* Daniel Soland	Director

George Horner III	Director

* Chahra Louafi	Director

* Dr. Rafaèle Tordjman	Director

* Donald J. Puglisi	Authorized Representative in the United States

By:	/s/ David Schilansky
David Schilansky, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of McDermott Will & Emery, AARPI

23.1	Consent of Deloitte & Associés

23.2	Consent of McDermott Will & Emery, AARPI (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form F-1 (File No. 333-205474), filed with the Commission on July 2, 2015 and incorporated herein by reference).